EXHIBIT 99.1
Allied Waste Names Edward A. Evans Executive Vice President Human Resources & Organizational
Development
SCOTTSDALE, Ariz., Sept 19, 2005 — Allied Waste Industries, Inc. (NYSE: AW), a leading waste services company, announced today that it has named Edward A. Evans Executive Vice President, Human Resources and Organizational Development.
Mr. Evans has spent 30 years in human resources and organizational development. He joins the company from Cornell University where he was Founding Director of the Center for Entrepreneurship at the school of Hotel Administration. Prior to Cornell, Mr. Evans spent fourteen years at ARAMARK Corporation. He served as Senior Vice President of Human Resources for the Uniform & Career Apparel Group where he was responsible for 185 locations and more than 12,000 employees. Prior to this position, he served as Vice President of Human Resources for the company’s Business Services Group for eight years.
Before joining ARAMARK, Mr. Evans spent five years at Marriott Corporation as Vice President of Human Resources for various divisions and he was with Saga Corporation in operations and human resources for eleven years until they were acquired by Marriott.
“Ed brings the experience and depth of knowledge to Allied Waste at a very exciting time as the Company focuses on developing its most important asset, its people,” said John Zillmer, Chairman and CEO of Allied Waste. “We are embarking on a plan to increase our focus on the development of our management team through educational and training programs and I’m pleased to have Ed leading our team.”
Mr. Evans earned both his Bachelor of Science in Hotel Administration and his MBA from Cornell University.
About Allied Waste Industries, Inc.
Allied Waste Industries, Inc., a leading waste services company, provides collection, recycling and disposal services to residential, commercial and industrial customers in the United States. As of June 30, 2005, the Company served nearly 10 million customers through a network of 315 collection companies, 166 transfer stations, 167 active landfills and 58 recycling facilities in 37 states and Puerto Rico.